Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2019, in the Registration Statement (Form S-1) and related Prospectus of Adaptive Biotechnologies Corporation for the registration of common stock held by selling shareholders named in the Registration Statement and the Prospectus.

/s/ Ernst & Young LLP

Seattle, Washington

January 21, 2020